As filed with the Securities and Exchange Commission on December 14, 2017

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

SPERO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4590683
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

(Address, Including Zip Code, of Principal Executive Offices)

SPERO THERAPEUTICS, INC. 2017 STOCK INCENTIVE PLAN, AS AMENDED

(Full Title of the Plan)

Ankit Mahadevia, M.D., Chief Executive Officer and President

Spero Therapeutics, Inc.

675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

(857) 242-1600

(Name, Address and Telephone Number, Including

Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	2,696,401 shares	$5.90-$11.63	$21,978,413.61	$2,736.32

(1)	The number of shares of common stock, par value $0.001 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options or issuance of stock-based awards which have been granted and/or may hereafter be granted under the Spero Therapeutics, Inc. 2017 Stock Incentive Plan, as amended (the “Plan”). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (a) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (b) in the case of shares of Common Stock for which options or stock-based awards have not yet been granted and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on The Nasdaq Global Select Market as of a date (December 11, 2017) within five business days prior to filing this Registration Statement.

Securities	Number of Shares	Offering Price Per Share(2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Plan	2,011,296	$5.90-$11.63(2)(a)	$14,558,726.46
Shares reserved for future grant under the Plan	685,105	$10.83(2)(b)	$7,419,687.15
Proposed Maximum Aggregate Offering Price			$21,978,413.61
Registration Fee			$2,736.32

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)    The Registrant’s Prospectus dated November 2, 2017 filed with the Commission pursuant to Rule 424(b) of the Securities Act in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-220858).

(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Commission on December 14, 2017.

(c)    The Registrant’s Current Report on Form 8-K filed with the Commission on November 6, 2017.

(d)    The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38266) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on October 30, 2017, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Incorporated by reference from the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220858).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-220858), filed with the Commission on October 23, 2017).

4.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38266) filed with the Commission on November 6, 2017).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38266) filed with the Commission on November 6, 2017).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1	Spero Therapeutics, Inc. 2017 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38266) filed with the Commission on December 14, 2017).

99.2	Form of Stock Option Agreement under the Spero Therapeutics, Inc. 2017 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38266) filed with the Commission on December 14, 2017).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on December 13, 2017.

SPERO THERAPEUTICS, INC.

By:	/s/ Ankit Mahadevia, M.D.
Ankit Mahadevia, M.D.
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ankit Mahadevia, M.D. and Joel Sendek, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Spero Therapeutics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ankit Mahadevia, M.D. Ankit Mahadevia, M.D.	Chief Executive Officer and President and Director (Principal Executive Officer)	December 13, 2017

/s/ Joel Sendek Joel Sendek	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 13, 2017

/s/ Casper Breum Casper Breum	Director	December 13, 2017

/s/ Milind Deshpande, Ph.D. Milind Deshpande, Ph.D.	Director	December 13, 2017

/s/ Jean-François Formela, M.D. Jean-François Formela, M.D.	Director	December 13, 2017

/s/ Vikas Goyal Vikas Goyal	Director	December 13, 2017

/s/ Frank Thomas Frank Thomas	Director	December 13, 2017

/s/ Patrick Vink, M.D. Patrick Vink, M.D.	Director	December 13, 2017

4